Exhibit 10.75

STOCK PURCHASE AND WARRANT AGREEMENT

Between

KFx INC.
a Delaware limited liability company

and

ARCH COAL, INC.
a Delaware corporation

October 5, 2005

STOCK PURCHASE AND WARRANT AGREEMENT

            This Stock Purchase and Warrant Agreement (this “Agreement”), dated as of October 5, 2005 is between KFx Inc., a Delaware corporation (“KFx”), and Arch Coal, Inc., a Delaware corporation (“Arch”).

Recitals

            A.        A coal beneficiation plant with an initial design capacity of 8,000,000 tons per year, using a patented technology known as the K-Fuel Technology, is (subject to the terms of the Master Agreement referenced below) planned to be located and built on the Coal Creek Properties owned by Ark Land Company, an affiliate of Arch, in Campbell County, Wyoming (the “Coal Creek Plant”) by KFx Plant II, LLC, an affiliate of KFx (“Operator”).

            B.         Simultaneously with the execution of this Agreement, KFx and Arch are entering into a Master Agreement that contemplates the potential execution by the parties of certain required agreements related to the design, planning, permitting, development, construction and operation of the Coal Creek Plant (collectively, as defined in the Master Agreement, the “Operative Agreements”).

            C.        Arch desires to purchase shares of KFx common stock in connection with its entry into the Master Agreement and this Agreement.

            D.        KFx and Arch desire to set forth the terms on which KFx shall grant Arch a warrant to purchase a certain additional amount of KFx common stock.

Agreement

            In consideration of the covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, KFx and Arch hereby agree as follows:

            1.         Purchase of Common Stock.  Arch hereby agrees to purchase the number of shares of the common stock, par value $.001 per share, of KFx (the “Common Stock”) equal to the result obtained by dividing (x) the amount of $3,000,000 by (y) the Pre-Announcement Price (as defined below).  Arch is, contemporaneously with its execution and delivery to KFx of this Agreement and the Master Agreement, delivering the amount of $3,000,000 to KFx by wire transfer in immediately available funds, to an account designated in writing by KFx.

            2.         Warrant.

                        2.1       Grant of the Warrant.  KFx hereby grants to Arch the right and option (this “Warrant”) to purchase, on the terms and conditions hereinafter set forth, shares of Common Stock, in the following tranches:

Tranche A

The number of shares of Common Stock for which the Warrant shall be exercisable under Tranche A (the “Tranche A Shares”) shall be equal to the result obtained by dividing (x) the amount of $7,000,000 by (y) the Pre-Announcement Price (as defined below).  The purchase price of the Tranche A Shares shall be the Pre-Announcement Price multiplied by the number of Tranche A Shares being purchased (the “Tranche A Exercise Price”).

The Warrant shall be exercisable for Tranche A Shares from the date hereof until 5 p.m., Denver time, on the 30th day immediately following the date on which Arch receives written notice from KFx of Completion of Fort Union Plant Commissioning (as defined below), at KFx’s plant at 3574 Garner Lake Road, Gillette, Wyoming (the “Fort Union Plant”).  The “Completion of  Fort Union Plant Commissioning” shall mean the first calendar day after the successful completion of a performance test (over three consecutive days) covering each processor in the Fort Union Plant that shows that each processor is achieving a minimum of 75% of its initial design capacity.

Tranche B

The number of shares of Common Stock for which the Warrant shall be exercisable under Tranche B (the “Tranche B Shares”) shall be equal to the result obtained by dividing (x) the amount of $10,000,000 by (y) the Pre-Announcement Price plus $1.00.  The purchase price of the Tranche B Shares shall be the Pre-Announcement Price plus $1.00 multiplied by the number of Tranche B Shares being purchased (the “Tranche B Exercise Price”).

The Warrant shall be exercisable for Tranche B Shares from the date hereof until 5 p.m., Denver time, on the 30th day immediately following the date on which the Operative Agreements are executed and delivered by the parties.

Tranche C

The number of shares of Common Stock for which the Warrant shall be exercisable under Tranche C (the “Tranche C Shares”) shall be equal to the result obtained by dividing (x) the amount of $10,000,000 by (y) the Pre-Announcement Price plus $3.00.  The purchase price of the Tranche C Shares shall be the Pre-Announcement Price plus $3.00 multiplied by the number of Tranche C Shares being purchased (the “Tranche C Exercise Price”).

The Warrant shall be exercisable for Tranche C Shares from the date hereof until 5 p.m., Denver time, on the 30th day immediately following the date on which Arch receives written notice from KFx of the issuance to the owner of the Coal Creek Plant of all necessary permits to build and operate the Coal Creek Plant.

Tranche D

The number of shares of Common Stock for which the Warrant shall be exercisable under Tranche D (the “Tranche D Shares”) shall be equal to the result obtained by dividing (x) the amount of $20,000,000 by (y) the Pre-Announcement Price plus $5.00.   The purchase price of the Tranche D Shares shall be the Pre-Announcement Price plus $5.00 multiplied by the number of Tranche D Shares being purchased (the “Tranche D Exercise Price”).

The Warrant shall be exercisable for Tranche D Shares from the date hereof until 5 p.m., Denver time, on the first anniversary of the date on which Arch receives written notice from KFx of the Completion of Coal Creek Plant Commissioning (as defined below) of Coal Creek.  The “Completion of Coal Creek Plant Commissioning” shall mean the first calendar day after the successful completion of a performance test (over three consecutive days) covering each processor in the Coal Creek Plant that shows that each processor is achieving a minimum of 75% of its initial design capacity.

“Pre-Announcement Price” shall mean $15.69, being the average of the daily high and low reported sales price of shares of the Common Stock on the American Stock Exchange over the 20 trading days immediately prior to the date of the public announcement of the Master Agreement and the transactions contemplated thereby.

                        2.2       Exercise of the Warrant.

                                    (a)        Subject to the other terms and conditions hereof, the Warrant may be exercised as to all or any portion of each exercisable Tranche at any time, and from time to time, during and prior to the expiration of each respective exercise window set forth above.  The failure of Arch to exercise all or any portion of any Tranche hereunder shall not affect its rights with regard to any other Tranche hereunder.  Each exercise of the Warrant, or any part thereof, shall be evidenced by a notice in writing to KFx.  The respective exercise price of the shares of Common Stock as to which the Warrant may be exercised shall be paid in full at the time of exercise, and shall be paid to KFx by wire transfer in immediately available funds.

                                    (b)        Arch shall not have any of the rights of a stockholder of KFx with respect to the shares of Common Stock covered by this Agreement except to the extent that one or more certificates of such shares shall have been delivered to Arch, or Arch has been determined to be a stockholder of record by the KFx Board of Directors, upon due exercise of the Warrant.

                                    (c)        Prior to any exercise of the Warrant by Arch, Arch may provide KFx written notice of such proposed exercise.  Within ten calendar days of KFx’s receipt of such notice, KFx shall provide to Arch an officer’s certificate to the effect that, except as set forth in an accompanying disclosure schedule or in KFx’s public filings available via the Securities and Exchange Commission’s Edgar System, each of the representations and warranties of KFx set forth in Section 4 hereof is true and correct as of the date of such certificate (except to the extent that such representations and warranties speak as of another date).

                        2.3       Issuance of Shares.  Upon KFx’s determination that the Warrant has been validly exercised as to any of the shares of Common Stock issuable hereunder, the KFx Board of Directors shall cause the Secretary of KFx to promptly issue certificates in Arch’s name for such shares.

            3.         Warrant Term; Adjustments.

                        3.1       Warrant Term.  Notwithstanding the provisions of Section 2 hereof, the term of the Warrant (including without limitation each Tranche hereunder, whether or not then exercisable) shall continue only until the earliest to occur of (i) December 31, 2010,

(ii) August 1, 2006 in the event Operator fails to deliver the “Operator Notice” (as defined in the Master Agreement” on or prior to July 1, 2006, or (iii) thirty (30) days after Arch receives a notice from Operator that it will not build the Coal Creek Plant, which date shall not be earlier than August 1, 2006.

                        3.2       Adjustments.  In case KFx shall (a) (i) reorganize its capital, (ii) reclassify its capital stock, (iii) consolidate or merge with or into another entity (in which KFx is not the surviving corporation or in which there is a change in or distribution with respect to the Common Stock), or (iv) sell, transfer or otherwise dispose of all or substantially all its property, assets or business to another entity or person and, (b) pursuant to the terms of such reorganization, reclassification, merger, consolidation or disposition of assets, shares of common stock of the successor or acquiring entity, or any cash, shares of stock or other securities or property of any nature whatsoever (including warrants or other subscription or purchase rights) in addition to or in lieu of common stock of the successor or acquiring entity or person ("Other Property"), are to be received by or distributed to the holders of Common Stock, then Arch shall have the right thereafter to receive, upon exercise of the Warrant, the number of shares of common stock of the successor or acquiring entity or of KFx, if it is the surviving corporation, and Other Property receivable upon or as a result of such reorganization, reclassification, merger, consolidation or disposition of assets by a holder of the number of shares of Common Stock for which the Warrant is exercisable immediately prior to such event.  In the event (except in the case of transactions covered above) that as a result of recapitalization, stock split, combination of shares or stock dividends payable with respect to the Common Stock, the outstanding shares of Common Stock are at any time increased or decreased or changed into or exchanged for a different number or kind of share or other security of KFx, then appropriate adjustments in the price, number and kind of such securities then subject to the Warrant shall be made effective as of the date of such occurrence so that the position of Arch upon exercise will be substantially the same as it would have been had it owned immediately prior to the occurrence of such events the Common Stock subject to the Warrant.  Each such adjustment shall be made successively whenever any event listed above shall occur, and KFx shall notify Arch of each such adjustment.

            4.         Representations and Warranties of KFx.  KFx represents and warrants to Arch that, as of the date of this Agreement, except as set forth in an accompanying disclosure schedule or in KFx’s public filings available via the Securities and Exchange Commission’s Edgar System:

                        4.1       KFx is a corporation validly existing and in good standing under the laws of the State of Delaware.

                        4.2       KFx has the corporate power to enter into this Agreement and to carry out its obligations hereunder, and the execution, delivery and performance by KFx of this Agreement has been duly authorized by all necessary corporate action.

                        4.3       When issued in accordance with the terms of this Agreement (including, without limitation, the receipt by KFx of the appropriate purchase or exercise price), the shares of Common Stock to be issued by KFx to Arch hereunder will be validly issued, fully-paid and non-assessable.

                        4.4       There is no fact known to KFx (other than general economic or industry conditions known to the public generally) that has not been fully disclosed to the Arch that (i) reasonably could be expected to have a material adverse effect on KFx or the price of its Common Stock or (ii) reasonably could be expected to materially and adversely affect the ability of KFx to perform its obligations pursuant to this Agreement.

                        4.5       There is no action, suit, claim, proceeding, inquiry or investigation pending or, to KFx's knowledge, threatened, by or before any court or public or governmental authority which, if determined adversely to KFx or any of its subsidiaries, would have a material adverse effect on KFx.

                        4.6       No “Event of Default” (as defined in any agreement or instrument to which KFx or any of its subsidiaries is a party) and no event which, with notice, lapse of time or both, would constitute an Event of Default (as so defined), has occurred and is continuing with respect to KFx, or to the knowledge of KFx with respect to any other party to any such agreement, which could have a material adverse effect on KFx.

                        4.7       KFx has delivered to Arch, or has made available via the Securities and Exchange Commission’s Edgar system, true and complete copies of its Securities and Exchange Commission filings.  The   audited consolidated balance sheet as of the most recent year end and the related audited consolidated statements of operations and cash, and the unaudited consolidated balance sheet as of the most recent quarter end and the related audited consolidated statements of operations and cash, including in each case the related notes and schedules thereto, contained in such Commission filings (collectively, the “Financial Statements”) are complete and correct in all material respects, have been prepared in accordance with United States General Accepted Accounting Principles (“GAAP”) (subject, in the case of the interim Financial Statements, to normal year-end adjustments and the absence of footnotes, and subject, in case of the Pro Forma balance sheet to the absence of footnotes) and in conformity with the practices consistently applied by KFx without modification of the accounting principles used in the preparation thereof, and fairly present the financial position, results of operations and cash flows of KFx and its consolidated subsidiaries as at the dates and for the periods indicated.

                        4.8       KFx and each of its subsidiaries is in compliance with all laws, rules, regulations, codes, ordinances and statutes (collectively “Laws”) material to it or to the conduct of its business.  KFx and each of its subsidiaries possesses all permits, approvals, authorizations, licenses, certificates and consents from all public and governmental authorities which are  material to the conduct of its business.

                        4.9       Except as set forth in filings with the Securities and Exchange Commission, (i) neither KFx nor any of its officers, directors or “Affiliates” (as such term is defined in Rule 12b-2 under the Exchange Act) has borrowed any moneys from or has outstanding any indebtedness or other similar obligations to KFx; (ii) owns any direct or indirect interest of any kind in, or controls or is a director, officer, partner, member or employee of, or consultant to or lender to or borrower from, or has the right to participate in the profits of, any person or entity which is (x) a competitor, supplier, customer, landlord, tenant, creditor or debtor of KFx or any of its subsidiaries, (y) engaged in a business related to the business of KFx or any of its subsidiaries, or (z) a participant in any transaction to which KFx or any of its subsidiaries is a party; or (iii) is a party to any contract, agreement, commitment or other arrangement with KFx or any of its subsidiaries.  Notwithstanding the foregoing, this paragraph does not require the disclosure by KFx to Arch of any related party transactions not required to be disclosed in the Commission Filings.

                        4.10     KFx maintains property and casualty, general liability, workers' compensation, environmental hazard, personal injury and other similar types of insurance with financially sound and reputable insurers that is adequate, consistent with industry standards and KFx's historical claims experience, to cover all loss contingencies which forseeably may arise in the conduct of the business of KFx and its subsidiaries.  KFx has not received notice from, and has no knowledge of any threat by, any insurer (that has issued any insurance policy to KFx or any of its subsidiaries) that such insurer intends to deny coverage under or cancel, discontinue or not renew any insurance policy presently in force.

                        4.11     The operations of KFx and each of its subsidiaries are in compliance with all applicable Environmental Laws and all permits issued pursuant to Environmental Laws or otherwise;

(a) to its knowledge, KFx and each of its subsidiaries has obtained all permits required under all applicable Environmental Laws material to the conduct of its business;

            (b)  neither KFx nor any of its subsidiaries is the subject of any material outstanding written order of or agreement with any governmental authority or person respecting (i) Environmental Laws, (ii) Remedial Action or (iii) any Release or threatened Release of Hazardous Materials;

            (c)  neither KFx nor any of its subsidiaries has received any material written communication alleging either or both that KFx or any of its subsidiaries may be in violation of any Environmental Law or any permit issued pursuant to Environmental Law, or may have any liability under any Environmental Law; and

            (d)  except as set forth in the Commission filings, to KFx's knowledge, there are no investigations of the business, operations, or currently or previously owned, operated or leased property of KFx or any of its subsidiaries pending or threatened which could lead to the imposition of any material liability pursuant to any Environmental Law.

            For purposes of this Section 4.11:

            “Environmental Law” means any foreign, federal, state or local statute, regulation, ordinance, or rule of common law as now or hereafter in effect in any way relating to the protection of human health and safety or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C.

§ 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the regulations promulgated pursuant thereto.

            “Hazardous Material” means any substance, material or waste which is regulated by the United States, Canada or any of its provinces, or any state or local governmental authority including, without limitation, petroleum and its by-products, asbestos, and any material or substance which is defined as a “hazardous waste,” “hazardous substance,” “hazardous material,” “restricted hazardous waste,” “industrial waste,” “solid waste,” “contaminant,” “pollutant,” “toxic waste” or toxic substance” under any provision of any Environmental Law;

            “Release” means any release, spill, filtration, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property;

            “Remedial Action” means all actions to (x) clean up, remove, treat or in any other way address any Hazardous Material; (y) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (z) perform pre-remedial studies and investigations or post-remedial monitoring and care.

                        4.12     There are no (i) strikes, work stoppages, slowdowns, lockouts or arbitrations or (ii) material grievances or other labor disputes pending or, to the knowledge of KFx, threatened against or involving KFx or any of its subsidiaries.  There are no unfair labor practice charges, grievances or complaints pending or, to the knowledge of KFx, threatened by or on behalf of any employee or group of employees of KFx which are reasonably likely to have a material adverse effect on KFx.

                        4.13     KFx has filed all tax returns which it is required to file under applicable Laws.

                        4.14     No representation or warranty of KFx contained in this Agreement, any schedule, annex or exhibit hereto or any agreement, instrument or certificate furnished by KFx to Arch pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, not misleading.

            5.         Representations of Arch.  Arch represents, warrants and covenants to KFx as follows:

                        5.1       Arch will acquire, and continue to hold, the Warrant and the shares of Common Stock issuable hereunder for Arch’s own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except for transfers (i) in an offering covered by a registration statement declared effective by the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), covering the Warrant or the shares of Common Stock issuable hereunder or (ii) pursuant to an applicable exemption under the Securities Act.

                        5.2       Arch is an accredited investor as defined in Rule 501 of Regulation D under the Securities Act.

                        5.3       Arch understands that the Warrant and the shares of Common Stock issuable hereunder have not been registered pursuant to the Securities Act or any applicable state securities laws and as such will be characterized as “restricted securities” under federal securities laws, and that under such laws and applicable regulations, neither the Warrant nor the shares of Common Stock issuable hereunder can be sold or otherwise disposed of without registration under the Securities Act or an exemption therefrom.  Arch acknowledges that KFx is not obligated to register the Warrant or the shares of Common Stock issuable hereunder under the Securities Act (except to the extent set forth below).  Arch represents that it is familiar with Rule 144 promulgated under the Securities Act, as currently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

                        5.4       Arch understands that the certificates evidencing the shares of Common Stock issuable hereunder will bear a legend indicating the such shares have not been registered under applicable federal and state securities laws and referring to the restrictions on transferability of such shares imposed by such laws.  Arch agrees that such legend may be placed on any certificate(s) issued in replacement or upon transfer of the shares of Common Stock issuable hereunder and any transfer agent of KFx may be instructed to require compliance thereunder.

                        5.5       Arch acknowledges that KFx has relied and will rely on the foregoing matters with respect to the availability of an exemption from registration of the offering and sale of the Warrant and the shares of Common Stock issuable hereunder under the Securities Act and applicable state securities laws.

            6.         Registration Rights.

                        6.1       KFx shall, within one-hundred and eighty days of the date hereof, file a Registration Statement covering the registration of the shares of Common Stock issued in accordance with Section 1 hereof, any other shares of Common Stock then held by Arch and the shares of Common Stock issued or issuable under the terms of the Warrant and shall use its commercially reasonable efforts to cause such shares to be registered for resale by Arch.  KFx shall have the right to delay such registration under certain circumstances for one period not in excess of forty-five (45) days in any twelve (12) month period.

                        6.2       Notwithstanding the foregoing, KFx shall not be obligated to effect a registration (i) during the one hundred eighty (180) day period commencing with the date of any public offering of KFx’s stock or (ii) if it delivers notice to Arch that KFx intends to file another registration statement regarding KFx’s stock within 90 days (in which case Arch’s registration statement shall be delayed until the one hundred eighty (180) day period ending after the commencement date of any such public offering of KFx’s stock).

                        6.3       Arch shall be entitled to "piggy-back" registration rights on all registrations of KFx (other than any S-4 and S-8 registrations) or on any demand registrations of any other investor subject to the right, however, of KFx and its underwriters to reduce the number of shares proposed to be registered by Arch in view of market conditions.

                        6.4       KFx shall bear registration expenses (exclusive of underwriting discounts and commissions) of any of Arch’s demand and piggy-back registrations (but not including the expense of counsel of Arch).

                        6.5       These registration rights shall terminate when Arch is entitled to sell all of its shares of Common Stock purchased or purchasable hereunder pursuant to Rule 144 (including Rule 144(k)).

                        6.6       Arch and KFx shall cross-indemnify each other in connection with any such registration statements in accordance with prevailing industry standards.

                        6.7       If (a) the Registration Statement has not been declared effective by the SEC on or before the 360th day after the date hereof (the “Default Date”), or (b) Arch’s use of the prospectus forming a part of the Registration Statement is suspended for more than 45 days in any 12-month period, other than due to any action by Arch, KFx shall pay to Arch, as liquidated damages, an amount equal to one quarter percent (.25%) of that Tranche’s Purchase Price for each Share (adjusted for stock splits, stock dividends, and stock combinations) then held by Arch and for each day after the Default Date that the Registration Statement is not declared effective or for each day in excess of 45 days in any 12 month period that  Arch’s use of the Registration Statement is suspended.

            7.         Dispute Resolution.

                        7.1       The parties will attempt to settle any claim or controversy relating to this Agreement through negotiation in good faith and a spirit of mutual cooperation. If those attempts fail to achieve a settlement, then the dispute will be mediated by a mutually acceptable mediator to be chosen by the parties within 45 days after written notice by either party demanding mediation. Neither party may unreasonably withhold consent to the selection of a mediator, and the parties will share the costs of mediation equally. The mediation hearing shall be conducted within 45 calendar days after the selection of the mediator. Each party shall bear its own attorney’s fees and other costs.

                        7.2       Any dispute that cannot be resolved between the parties through negotiation or mediation within 6 months of the date of the initial demand for mediation by one of the parties may then be submitted to arbitration for resolution under the provisions of Section 7.3.  The use of any mediation procedures will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of either party.  Nothing in this Section 7 will prevent either party from resorting to judicial proceedings if interim relief from a court is necessary to prevent serious and irreparable injury to that party or to others.

                        7.3       Subject to the provisions of Section 7.1 and 7.2, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Denver, Colorado, before three arbitrators.  The arbitration shall be administered by JAMS pursuant to its Comprehensive

Arbitration Rules and Procedures.  Judgment on the arbitration award may be entered in any court having jurisdiction.  This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.  The arbitrator may, in the arbitration award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.

            8.         Miscellaneous.

                        8.1       Notices.  All notices and other communications under this Agreement shall be in writing and delivered (a) personally, (b) by registered or certified mail with postage prepaid, and return receipt requested, (c) by recognized overnight courier service with charges prepaid, or (d) by facsimile transmission, directed to the intended recipient as follows:

If to KFx:

KFx Inc.
55 Madison Street, Suite 500
Denver, Colorado 80206-5810
Attention: William G. Laughlin
Facsimile: (303) 293-8430

If to Arch:

Arch Coal, Inc.
One CityPlace Drive, Suite 300
St. Louis, MO 63119
Attention: General Counsel
Facsimile: (314) 994-2734

            A notice or other communication shall be deemed delivered on the earlier to occur of (i) its actual receipt, (ii) the fifth business day following its deposit in registered or certified mail, with postage prepaid and return receipt requested, (iii) the second business day following its deposit with a recognized overnight courier service, with charges prepaid, or (iv) the date it is sent by confirmed facsimile transmission (if sent before 4:00 p.m. local time of the receiving party on a business day) or the next business day (if sent after 4:00 p.m. of such local time or sent on a day that is not a business day).  Either KFx or Arch may change the address to which notices and other communications hereunder can be delivered by giving the other party notice in the manner herein set forth.

                        8.2       Entire Agreement.  This Agreement, together with the Master Agreement, constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all negotiations, prior discussions or prior agreements and understandings relating to such subject matter.

                        8.3       Amendment and Waiver.  This Agreement may not be altered or amended, nor any rights hereunder be waived, except by an instrument in writing and executed by the party or parties to be charged with such amendment or waiver.  No waiver of any term, provision or condition of this Agreement shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision or condition, or as a waiver of any other term, provision or condition hereof.

                        8.4       Severability.  If any provision of this Agreement is invalid or unenforceable in any jurisdiction, such provision shall be fully severable from this Agreement and the other provisions hereof shall remain in full force and effect in such jurisdiction and the remaining provisions hereof shall be liberally construed to carry out the provisions and intent hereof.  The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction, nor shall the invalidity or unenforceability of any provision of this Agreement with respect to any person or entity affect the validity or enforceability of such provision with respect to any other person or entity.

                        8.5       Relationship of Parties.  It is not the intention of the parties to create, nor shall this Agreement be construed as creating, a partnership, joint venture, agency relationship, trust or other association that would render either party liable for the action of the other party.  Neither party shall have any right, power or authority to act or to create any duty or obligation, express or implied, on behalf of the other party, or to hold itself out as a representative or agent of the other party.

                        8.6       Headings and References.  All references in this Agreement to Schedules, Sections, Subsections, paragraphs, subparagraphs and other subdivisions refer to the Schedules, Sections, Subsections, paragraphs, subparagraphs and other subdivisions of this Agreement unless expressly provided otherwise.  Titles and headings appearing at the beginning of any subdivision are for convenience only and do not constitute any part of any such subdivision and shall be disregarded in construing the language contained in this Agreement.  The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.  The phrases “this Section,” “this Subsection” “this paragraph,” “this subparagraph” and similar phrases refer only to the Sections, Subsections, paragraphs or subparagraphs hereof in which the phrase occurs.  The word “or” is not exclusive.  All references to days are to calendar days unless otherwise specifically stated.  Pronouns in masculine, feminine and neuter gender shall be construed to include any other gender.  Words in the singular form shall be construed to include the plural and words in the plural form shall be construed to include the singular, unless the context otherwise requires.

                        8.7       Assignment and Binding Effect.  Neither KFx nor Arch may assign any portion of its rights or delegate any portion of its duties or obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld.  This Agreement shall be binding upon the parties hereto and, except as otherwise prohibited, their respective successors and assigns.  Except for the parties hereto, and their permitted successors and assigns, nothing in this Agreement, express or implied, is intended to confer upon any other entity or person any benefits, rights or remedies.

                        8.8       Announcements.  KFx and Arch shall consult with each other with regard to all press releases and other announcements concerning this Agreement or the transactions provided for herein and, except as may be required by applicable laws or the applicable rules and regulations of any governmental agency or stock exchange, neither KFx nor Arch shall issue any such press release or make any other announcement without the prior written consent of the other party.

                        8.9       Governing Law and Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PROVISIONS THEREOF.

                        8.10     Execution and Counterparts.  This Agreement may be executed in one or more original counterparts and shall become operative when each party has executed and delivered at least one counterpart.  Each counterpart shall be deemed to be an original for all purposes, and all counterparts shall together constitute but one and the same instrument.  This Agreement may be delivered by facsimile or similar transmission, and a facsimile or similar transmission evidencing execution shall be effective as a valid and binding agreement between the parties for all purposes.

                        8.11     Confidentiality Agreement.  On or before the execution and delivery of this Agreement, Arch shall execute and deliver to KFx a confidentiality letter in the form attached hereto as Exhibit A.

THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK

This Agreement is executed on the dates set forth below, to be effective as of the date first set forth above.

KFx Inc.

By: /s/ JAMES P. IMBLER
Name: James P. Imbler
Title: Senior Vice President – Business Development

Arch Coal, Inc.

By: /s/ HENRY BESTEN
Name: Henry Besten
Title: Senior Vice President

EXHIBIT A

CONFIDENTIALITY LETTER

KFx INC.
55 Madison Street, Suite 500
Denver, Colorado 80206-5810

_______________ __, 200__

Arch Coal, Inc.
One CityPlace Drive, Suite 300
St. Louis, MO  63119
Attention:  _______________

Dear _________:

In connection with your current discussions with us relating to a proposed investment, KFx, Inc. (collectively with its subsidiaries and affiliates, the “Company”) is prepared to make available to you certain information concerning strategic and other matters (collectively, the “Confidential Materials”).  As a condition to such Confidential Materials being furnished to Arch Coal, Inc. and its directors, officers, employees, attorneys, accountants, consultants and other advisors (collectively, the “Representatives”), you agree to treat any Confidential Materials furnished to you or to your Representatives by or on behalf of the Company in accordance with the provisions of this letter agreement, and to take or abstain from taking certain other actions hereinafter set forth.

The term “Confidential Material” shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents or materials prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto.

You hereby agree that you and your Representatives shall use the Confidential Material solely for the purpose of our discussions and in connection with evaluating your potential investment in the Company, and not for any other purpose, and that the Confidential Material will be kept strictly confidential by you and your Representatives and not disclosed to any third party until such time (if ever) that the Company publicly discloses such information.

In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any other person the fact that the Confidential Material has been made available to you, that discussions or negotiations are taking place between us or any of the terms, conditions or other facts with respect thereto (including the status thereof).

You understand and acknowledge that the Confidential Material contains material, non-public information concerning the Company.  Pursuant to the U.S. federal securities laws and other laws governing insider trading, it is likely that you and your Representatives would be limited in your or their ability to buy, sell or otherwise trade in securities of the Company once in possession of the Confidential Material until such time as the information contained therein becomes publicly available or immaterial.  You further understand and agree that neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Confidential Material.  Upon request by the Company, you shall return all written Confidential Material provided by or on behalf of the Company to the Company and shall destroy all other Confidential Material in your possession.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware and may not be amended or terminated except pursuant to a written agreement duly executed by you and the Company.  This letter agreement may be executed in counterparts, each of which shall be deemed an original.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company as of the date above written.

Very truly yours,

KFx INC.

Accepted and agreed as of
the date first written above:

ARCH COAL, INC.

By:
Name:
Title: